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                                                                Exhibit 99(b)

                                            Statement of Balances as of
                                                September 30, 2003



The balances in the sub-accounts on deposit with the trustee as of September 30, 2003:

Oncor General Sub-Account           $  132,973.93
Oncor Capital Sub-Account           $2,500,179.73
REP Deposit Account                 $        0.00